Exhibit 3.7

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF GEOGLOBAL RESOURCES INC.

GeoGlobal Resources Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That at a Meeting of the Board of Directors of GeoGlobal Resources Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article Fourth of the Certificate of Incorporation of this corporation be hereby amended to read in its entirety as follows:

Fourth:  The total number of shares of stock which the Corporation shall have the authority to issue is one-hundred twenty six million (126,000,000), consisting of one-hundred twenty five million (125,000,000) shares of Common Stock, each such share having a par value of $.001, and one million (1,000,000) shares of Preferred Stock, each such share having a par value of $.01.  The Board of Directors is expressly authorized to issue preferred stock without stockholder approval, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favour of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said GeoGlobal Resources Inc. has caused this Certificate to be signed by Jean Paul Roy, its President, and Patti Price, its Secretary, this 24th day of September, 2009.

Attest:           GeoGlobal Resources Inc.

/s/ Patti Price                                           /s/ Jean Paul Roy
Patti Price, Secretary                                                               Jean Paul Roy, President